Exhibit 10.7

THE SHELL BUILDING

LANDLORD: 100 Bush Corporation, a California corporation

TENANT: Xoom Corporation, a California corporation

DATE: August 15, 2008

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14. Rules and Regulations	15
15. Utilities and Services	15
16. Personal Property Taxes	17
17. Maintenance	17
18. Restoration of Premises	18
19. Entry by Landlord	18
20. Estoppel Certificates	19
21. Abandonment of Premises	20
22. Security Interest in Trade Fixtures; Removal by Tenant at End of Term	20
23. Surrender of Lease	20
24. Holding Over	20
25. Grace Period	21
26. Landlord’s Remedies Upon Default	21
27. Attorneys’ Fees on Default	24
28. Insolvency	24
29. Assignment or Subletting	25
30. Transfer by Landlord – Release from Liability	27
31. Damage	28
32. Condemnation	28
33. Subordination to Encumbrances	30
34. Relocation	31
35. Communications and Computer Lines	31
36. Effect of Exercise of or Failure to Exercise Privilege	33
37. Waiver	33
38. Labor Relations	34
39. Notices	34
40. Entire Agreement; Amendments	34
41. Landmark	35
42. Light and Air	35
43. Auctions and Signs	35
44. Execution, Recordation	35
45. Tenant’s Authority	35
46. Limitation of Tenant’s Remedies	36
47. Time and Applicable Law	36
48. Name	36
49. Provisions are Covenants and Conditions	36
50. Severability	36
51. Captions	36
52. Successors	36
53. Relationship of Parties	37
54. Temporary Space	37
55. Brokers	37
56. Interpretation	37
57. Force Majeure	37
58. Asbestos	38
59. Accuracy of Tenant Information	38

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60. Counterparts	38
61. Building Security	38

EXHIBIT A Floor Plan	A-1
EXHIBIT B Work Letter Agreement	B-1
Rider 1	4
EXHIBIT C Rules and Regulations of the Building	C-1
A. Signs	1
B. Window Coverings	1
C. Building Directory	1
D. Hallways and Passages	1
E. Locks	1
F. Restrooms	1
G. Moving In and Out of Premises; Heavy Equipment	1
H. Janitorial Services and Cleaning	2
I. Use of Premises	2
J. Communications and Computer Equipment	2
K. Floor Coverings	2
L. Deliveries	2
M. Access Refused	2
N. Soliciting on Premises	2
O. Landlord’s Employees	2
P. Vending Machines	3
Q. Building Name and Address	3
R. Trash	3
S. Doors	3
T. Equipment	3
U. Air Conditioning	3
V. Energy Conservation	3
W. Disorderly Persons	3
X. Smoking	3
Y. Water Conservation	3
Z. Safety and Security Devices	3
AA. Amendments	3
EXHIBIT D [Reserved]	D-1
EXHIBIT E Term Commencement Agreement	E-1
EXHIBIT F Proposition 65 Notice and Material Safety Data Sheet	F-1
EXHIBIT G Space Plan	G-2
EXHIBIT H Janitorial Service Specifications	G-2

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THE SHELL BUILDING OFFICE LEASE

This lease (“Lease”) is made in San Francisco, California, on August 15, 2008, between 100 BUSH CORPORATION, a California corporation (“Landlord”) and Xoom Corporation, a California corporation (“Tenant”). If Tenant consists of more than one person or entity, the obligations under the Lease imposed on Tenant will be joint and several.

1. Definitions.

As used throughout this Lease, the following, words have the stated meanings:

A. Premises.

Suite 300, consisting of 11,460 rentable square feet, as shown on Exhibit A attached, being a portion of the 3rd floor of the building calculated in accordance with the 1996 BOMA Standard and said calculations have been averaged by floor for a consistent load for full floor tenancies and a consistent load for multi-tenanted floors. The rentable square footage is hereby stipulated to between Landlord and Tenant. The rentable square feet includes the usable area, without deduction for columns or projections, multiplied by a load factor to reflect a share of certain areas, which may include lobbies, corridors, mechanical, utility, janitorial, boiler and service rooms and closets, restrooms and other public, common and service areas of the Building.

B. Building.

The Shell Building, 100 Bush Street, San Francisco, California 94104.

C. Term.

The 60 month commencing on the later of October 10, 2008 or upon Landlord’s substantial completion of the Tenant Improvements described in Paragraph 9 hereof (“Commencement Date”), and terminating 60 months hence on the day before the anniversary of such commencement date (“Termination Date”). Provided, however, that Tenant shall have the right to terminate the Lease any time after the 42nd month of the Term, but only if Tenant gives Landlord nine (9) months prior written notice any time after the 33rd month of the Term. In that event, Tenant shall reimburse Landlord for unamortized commissions and Tenant Improvements (at 8%) and pay a termination fee equal to $90,247.50. The termination fee shall be due within sixty (60) days of Tenant’s written notice to terminate. Provided Tenant has not been in default under the Lease, Tenant may apply $90,247.50 of the Security Deposit (as defined in Section I.G below) to the termination fee when it is due.

D. Base Monthly Rental.

$31.50 per rentable square foot of Premises per annum or $30,082.50 per month ($2.625 per rentable square foot per month).

E. Additional Rental.

5.3289% of the increase in “Direct Expenses” and 5.1467% of the increase in “Direct Tax Expenses” (as Paragraphs 5D, 5E and 5F define those terms) of the Building over said expenses in the calendar year 2008 (the “Base Year). Provided, however, Tenant shall not be liable for Additional Rent for the first twelve (12) months of the Term. The percentage for Direct Expenses is the rentable square feet of the Premises divided by the Building rentable square footage of 215,055 and for Direct Tax Expenses is the rentable square feet of the Premises divided by the Building Total Rentable Square Footage of 222,667. Landlord may recalculate this percentage from time to time to reflect reconfigurations, additions or modifications to the Building.

F. Rent.

Base Monthly Rental, Additional Rental, and all other charges payable by Tenant to Landlord.

G. Security Deposit.

An amount equal to six month’s Base Monthly Rental, being the sum of $180,495.00.

H. Purpose.

General office and executive administration.

I. Tenant’s Address for Notices.

100 Bush Street, Suite 300, San Francisco, California 94104, attn.: Corporate Secretary. Landlord will endeavor to send a copy of notices to Tenant’s Chief Financial Officer but the failure to provide such copy does not invalidate any notice otherwise properly given. For the purpose of serving notices under California Code of Civil Procedure Section 1161, et seq., Tenant represents Tenant’s authorized agent for service of process in California is Christopher G. Ferro whose business address is currently 5th Floor, 301 Brannan Street, San Francisco, CA 94107 and which address, upon the Commencement Date, will be 100 Bush Street, Suite 300, San Francisco, CA 94104. The agent’s residence address is 68 Fair Oaks Street, San Francisco, CA 94110.

J. Landlord’s Address for Notices.

The term “Landlord’s Address for Notices” shall mean 100 Bush Corporation, 100 Bush Street, Suite 218, San Francisco, California 94104.

K. Business Hours.

The term “Normal Business Hours” shall mean, reasonable hours determined by Landlord from time to time (federal and state holidays excepted) during which the building is serviced. Currently, the Building is open from 6 a.m. until 6 p.m. each working day; the Building Office is open from 9:00 a.m. until 5:00 p.m. each working day (Building Office has additional corporate holidays); and Maintenance is open from 9:00 a.m. until 5 p.m. each working day. The primary chiller currently operates from 6 a.m. to 4:45 p.m. each working day and the boiler is operated as determined by the Landlord in the exercise of its sole discretion, as early as 4 a.m., if needed, and until 4:45 p.m. each working day. The Landlord reserves the right in its sole discretion to modify any of these Normal Business Hours.

L. Broker.

The term “Broker” shall mean Grubb & Ellis (for Landlord) and Jones Lang LaSalle, formerly The Staubach Group, (for Tenant).

M. Guarantor.

The term “Guarantor” shall mean N/A.

N. Addendums and Exhibits to Lease.

Exhibit A (Floor Plan), Exhibit B (Work Letter Agreement or Tenant Improvement Agreement), Exhibit C (Rules and Regulations of the Building), Exhibit D [Reserved], Exhibit E (Term Commencement Agreement), Exhibit F (Proposition 65 Notice and Material Safety Data Sheet), Exhibit G (Space Plan) and Exhibit H (Janitorial Service Specifications).

2. Lease.

Subject to the work contemplated in the attached Exhibit B, Landlord leases to Tenant and Tenant leases from Landlord the Premises upon and subject to the terms, covenants and conditions herein set forth. Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of said terms, covenants and conditions. Tenant agrees that this Lease is made upon the condition of such performance. Except as set forth in this Lease, Tenant accepts the Premises in their “as is” state of repair and condition, and Landlord has made no representations to Tenant regarding the condition of the Premises or the Building.

3. Possession.

If Landlord, for any reason whatever, is unable to deliver possession of the Premises to Tenant by the Commencement Date (a “Delay”), Landlord will not be liable for any loss resulting therefrom, and this Lease will not be either void or voidable but the Commencement Date and the Termination Date, unless the Work Letter Agreement or Tenant Improvement Agreement referred to in Paragraph 9 specifically provides otherwise, will be deferred for the number of days of the Delay. If Landlord tenders possession of the Premises to Tenant before the Commencement Date, and Tenant accepts such prior tender, such occupancy will be subject to all of the terms, covenants and conditions of this Lease including, without limitation, the payment of Rent. The parties will execute the Term Commencement Agreement as soon as the Commencement Date has been ascertained, and Tenant agrees to execute same within 10 days of Landlord’s request. Notwithstanding anything to the contrary in the foregoing, Tenant shall have up to three (3) weeks early access to the Premises prior to the Commencement Date with no obligation to pay Rent solely to install cabling and data communications equipment but not for furniture, fixtures, equipment or occupancy, subject, however, to Tenant complying with the Building Rules and Regulations and not interfering with Landlord’s Work. Any such interference with Landlord’s Work will be a Tenant Delay as that term is defined in Section 6 of Exhibit B to this Lease. Landlord further agrees that when the Tenant Improvements (as defined in Section 9) are sufficiently complete such that Landlord in the exercise of its sole discretion believes that Tenant can install furniture, furniture or equipment without interfering with Landlord’s Work, it will allow early access to the Tenant for such installation but not for occupancy, subject, however, to Tenant complying with the Building Rules and Regulations and not interfering with Landlord’s Work. Any such interference with Landlord’s Work will be a Tenant Delay as that term is defined in Section 6 of Exhibit B to this Lease.

4. Base Monthly Rental.

A. Tenant agrees to pay Base Monthly Rental, without notice, in advance, on the first day of each calendar month of the Term. The Base Monthly Rental for the first month of the Term will be paid upon execution of the Lease. In the event the Term commences or ends on a day other than the first day of a calendar month, then the Base Monthly Rental for such fractional month will be prorated based on a 30-day month.

B. Base Monthly Rental will be paid by Tenant to Landlord, without deduction or offset, in lawful money of the United States of America, at the Building office or to such other person and/or at such other place as Landlord may from time to time designate in a notice to Tenant.

C. All other charges payable by Tenant under the Lease shall be due as of the first day of the following calendar month and paid as part of Base Monthly Rental unless a different payment date is specified in this Lease.

5. Additional Rental.

A. Tenant further agrees to pay Additional Rental, in monthly installments, on the first day of each month of the Term commencing on the first day of the calendar year following the calendar year set forth in Paragraph 1E. If the Term ends on a day other than the last day of a calendar month, then, upon the first day of the last calendar month of the Term, Tenant will pay Landlord a portion of Additional Rental for such fractional month prorated based on a 30-day month. Non-recurring Additional Rental shall be due within ten (10) days following receipt of the statement of charges.

B. Additional Rental will be paid by Tenant to Landlord, without notice and without deduction or offset, in lawful money of the United States of America, at the Building office or to such other person and/or at such other place as Landlord may from time to time designate in a notice to Tenant.

C. Landlord will try to give Tenant advance notice of Additional Rental payable by Tenant, but failure by Landlord to give advance notice is not a waiver by Landlord of its right to receive from Tenant any Additional Rental. In addition, Landlord may, but is not required to, at or after the start of the calendar year following the calendar year set forth in Paragraph 1E, notify Tenant of Landlord’s estimate of Tenant’s liability for Additional Rental for the ensuing year, which amount will be divided into twelve (12) equal portions and added to the monthly payments of rent required to be made by Tenant in such year. If Tenant’s actual payment of Additional Rental is finally determined by Landlord to be greater or less than the total amounts actually paid by Tenant pursuant to this paragraph during the applicable year (“Landlord’s Statement”), a credit or payment will be made by Landlord or Tenant, whichever the case may be, within the thirty (30) days following the issuance of Landlord’s Statement. Upon written request by Tenant within forty-five (45) days of issuance of Landlord’s Statement, Landlord will make its prior year records pertaining to Direct Expenses available to Tenant to allow Tenant, at its sole cost and expense, to verify their accuracy. In the event that Tenant’s examination reveals an overcharge of more than 5%, then Landlord shall reimburse Tenant for its costs and expenses in connection with the examination but in no event will such reimbursement exceed the amount which Tenant was overcharged. In all other events, such examination shall be at Tenant’s sole cost and expense. Absent such request, Landlord’s Statement shall be final as to such year.

D. Direct Expenses include all costs of operation and maintenance of the Building as determined by Landlord including, but not limited to, the following costs by way of illustration only: premiums for property, casualty, liability, rent interruption or other insurance carried by Landlord; salaries, wages and other amounts paid or payable for personnel including the Building manager, superintendent, operation and maintenance staff, and other employees of Landlord involved in the maintenance, management and operation of the Building, including contributions and premiums towards fringe benefits, unemployment, disability insurance, worker’s compensation insurance, pension plan contributions and similar premiums and contributions and the total charges of any independent contractors or property managers engaged in the operation; repair, care, maintenance and cleaning of any portion of the Building; fair market rental and other costs with respect to Building Management office; costs of accounting services incurred in the preparation of statements and financial reports, audit fees; cleaning expenses, including without limitation janitorial services, window cleaning and garbage and refuse removal; landscaping expenses, including without limitation irrigating, trimming, fertilizing, replacing plants and floral arrangements; heating, plumbing, mechanical, elevator, sprinklers, fire/life safety systems, security and energy management systems and steam/utilities expenses, including fuel, gas, electricity, water, sewer, telephone, advertising, public relations, tenant relations and activities and other services, maintaining, operating and repairing components of any equipment or machinery used in connection with the Building, and the rental of same or any office or other equipment for the management of the Building; any other items of repair and maintenance of the Building; intrabuilding network cabling and riser maintenance and repair; cost of policing, security and supervision of the Building; audit and accounting fees; any capital improvements (or amortization thereof) (i) made primarily to reduce Direct Expenses or to comply with governmental requirements, (ii) for replacements (as opposed to additions or new improvements) of nonstructural items located in the common areas of the property required to keep such areas in good condition or (iii) expenditures that are consistent with Direct Expenses as defined above, although the benefits of the expenditures survive the current year; payments under any easement, operating agreement, declaration, restrictive covenant or instrument pertaining to sharing costs in a planned development; fee for administration and management of the building as determined by Landlord. Direct Expenses do not include depreciation on the Building, loan payments, real estate brokerage commissions, and costs directly attributed to one tenant and not available to other tenants or applicable to other suites of the Building generally. Permitted capital improvements and repairs may be amortized in the Landlord’s reasonable discretion over: (i) their useful lives, (ii) the period during which capital improvements reduce Direct Expenses or (iii) three (3) years or more at Landlord’s discretion. Landlord may allocate costs of operation and maintenance between the building where the Premises are located and other properties owned by landlord or its affiliates and under common management, as determined by landlord in the exercise of its reasonable discretion. Similarly, Landlord may make other allocations of Direct Expenses in accordance with sound management and accounting principles.

E. Direct Tax Expenses include all real property taxes and annual installments of real estate assessments on the Building; personal property taxes on personal property of Landlord used in the operation or maintenance of the Building; supplemental assessments that may result from changes in ownership or from the completion of new construction; escape assessments; taxes on the gross or net rental income of Landlord derived from the Building (excluding, however, state and federal personal or corporate income taxes measured by the income of Landlord from all sources); impositions created to pay for or supplement the cost of governmental services that the Building or its tenants may use; transit or transportation charges; housing subsidies and/or housing fund assessments; possessory interest taxes; business or license taxes or fees; job training subsidies and/or assessments; open space charges; excises; business or other license or use fees; and the reasonable costs of contesting by appropriate proceedings the amount or validity of any of the foregoing. If, during the Term of this Lease, the present real property tax is wholly or partly replaced or supplemented by another form of tax, there will be included within the definition of Direct Tax Expenses any such tax, levy, or assessment (other than federal, state, city and county net income taxes or estate, gift, or other similar taxes) that, whether or not now customary or within the contemplation of the parties to this Lease, may be charged to Landlord and is by way of example and not limitation (i) levied upon, allocable to, or measured by the Rent payable hereunder; (ii) levied upon the business of owning and operating rental properties to the extent such tax is applicable to the Premises; (iii) levied upon or with respect to the possession, leasing, operation, management, or occupancy by Tenant of the Premises or any portion thereof, or (iv) levied upon or measured by the value Tenant’s personal property or leasehold improvements. Direct Tax Expenses also include all expenses incurred, including attorneys’ and consultants’ fees, in seeking a reassessment, reduction of, or limit on the increase in any Direct Tax Expenses, whether or not successful. Property taxes for any calendar year shall include property taxes which are due for payment as well as those paid in such year.

F. If the Building rentable square footage is not one hundred percent (100%) occupied during an entire calendar year, including the Base Year, then the variable component of Direct Expenses and Direct Tax Expenses will be equitably adjusted so that the total amount of Direct Tax Expenses and Direct Expenses equals the amount which would have been paid or incurred by Landlord had the Building been one hundred percent (100%) occupied for the entire calendar year. In no event will Landlord be entitled to receive from Tenant and the other tenants in the Building an aggregate amount in excess of actual Direct Expenses and Direct Tax Expenses as a result of the foregoing provision.

6. Security Deposit; Late Charge.

Upon the execution of this Lease, Tenant will pay Landlord the Security Deposit to secure the faithful performance by Tenant of all of the terms, covenants, and conditions of this Lease to be kept and performed by Tenant. The Security Deposit is not being held in trust, and Landlord is not required to segregate the Security Deposit from its other funds or pay interest or any other return on such Security Deposit. Landlord has the right (but not the obligation) at any time or times to apply the Security Deposit, or any portion thereof, to any Rent or other sums due and unpaid by Tenant under this Lease. If Landlord elects to so apply, Landlord will deliver notice to Tenant of the nature and amount so applied. Tenant must then deposit with Landlord an amount sufficient to replace the amount so applied to return such funds to an amount equal to the original Security Deposit. If Tenant fails to make such deposit within ten (10) days after receipt of Landlord’s notice, Landlord at its option may resort to any or all remedies available to it for the nonpayment of Rent. Following the termination of the Term of this Lease or, if Tenant has held over beyond such termination, following the end of such hold over, provided Tenant has vacated the Premises and fully performed all of its obligations hereunder, Landlord will return to Tenant the Security Deposit, or such portion thereof then held by Landlord, after all applications have been made by Landlord on account of Tenant’s breach or default hereunder; provided, however, any such return is not an admission by Landlord that Tenant has performed all of its obligations hereunder. It is specifically understood that Tenant has no right at any time to apply the Security Deposit, or any portion thereof, to any of its Rent obligations (including its last month’s Rent) or to any other sums due and payable by Tenant under this Lease. No beneficiary, mortgagee, secured party, or other holder of any encumbrance (hereinafter, “lender”), nor any purchaser at any judicial or private foreclosure sale of the Building, will ever be responsible to Tenant for its Security Deposit unless the lender or purchaser has actually received the same. Notwithstanding the foregoing, if Tenant exercises its right to terminate the this Lease in accordance with Section 1.C. above, then, provided

Tenant has not been in default under the Lease, Tenant may apply $90,247.50 of the Security Deposit to the termination fee. Landlord will endeavor to return the Security Deposit to Tenant as soon as practicable after the end of the Term of this Lease (or, if Tenant has held over beyond the end of the Term, following the end of such hold over), but in no event shall Landlord return the Security Deposit to Tenant more than forty-five (45) days after such termination plus or minus any open charges or credits whereby the exact amount may not yet be determined (such as Landlord year end statement).

Tenant acknowledges that late payment by Tenant to Landlord of Rent or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which would be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges that may be imposed upon Landlord. Accordingly, if Landlord does not receive any installment of Rent or any other sum due from Tenant within ten (10) days after due, Tenant will pay to Landlord, in addition to any other sums payable hereunder, a late charge of ten percent (10%) of the amount due, plus any attorneys’ fees incurred by Landlord because of Tenant’s failure to pay Rent and/or other charges when due hereunder. The parties agree that such late charge represents a fair and reasonable estimate of the costs that Landlord will incur because of the late payment by Tenant. Acceptance of such late charges by the Landlord will in no event be a waiver of Tenant’s default with respect to any such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder.

In addition, Tenant will pay Landlord $50.00 as additional Rent for each check tendered by Tenant that is not honored for payment by Tenant’s bank for whatever reason.

7. Use of Premises.

The Premises will be used for the Purpose and for no other purposes without the prior written consent of Landlord, which consent Landlord may withhold in its absolute discretion.

8. Alterations; Mechanics’ Liens.

A. Tenant will not make or suffer to be made, directly or indirectly, any addition or change to or modification of the Premises, including, without limitation, the installation of fixtures, trade fixtures, and leasehold improvements (hereinafter, “alteration”) without first obtaining the written consent of Landlord, which consent will not be unreasonably withheld and which consent may be conditioned upon such matters as Landlord’s prior written approval of the reasonable time or times when the alterations are to be performed, employment only of contractors and subcontractors who will not cause labor disharmony, and other reasonable conditions prior to Landlord’s approval. However, no alteration will be permitted if it is structural or will affect the Building’s HVAC, electrical, or plumbing systems. Any alteration (excluding trade fixtures and movable furniture installed by Tenant that belongs to Tenant) becomes at once a part of the realty and belongs to Landlord subject to Landlord’s rights under Paragraph 17.

Any alterations will be done in accordance with plans and specifications approved by Landlord. Landlord may charge Tenant a reasonable amount for approval of plans and specifications for alterations costing more than $5,000.

B. All alterations will be made by fully licensed, insured and bonded contractors approved in writing by Landlord in advance.

C. If Tenant makes alterations, it will obtain all permits required and perform the work in accordance with all applicable laws, rules, regulations and ordinances. All such work will be performed in a first class manner causing no interference with the operation of the Building and no unreasonable noise, odors or inconvenience to Landlord or the other tenants of the Building.

D. In making any alterations, Tenant will keep the Premises and the Building free from any liens arising out of any work performed, materials furnished, or obligations incurred by Tenant. Tenant may not make any alterations of the Premises until seven (7) days after receipt by it of the written consent of Landlord in order that Landlord may post or request to post any appropriate notices to avoid any possible liability with respect to liens. Tenant will, at Landlord’s request, prepare, record and post such notices and at all times permit such notices to be posted and to remain posted until the completion and acceptance of such work. In addition, at Landlord’s request, Tenant will secure at Tenant’s own cost and expense a completion and lien indemnity bond, satisfactory to Landlord, for all such work. At Landlord’s option, Landlord may require Tenant to utilize escrow construction services in connection with any alterations. Tenant further agrees that there will be no construction, partitions, or other obstructions which might interfere with Landlord’s free access to mechanical installations or service facilities of the Building or with the moving of Landlord’s equipment to or from the enclosures containing said installations or facilities. Tenant must notify Landlord if the Alterations include the handling of any Hazardous Materials1 and whether these materials are of a customary and typical nature for industry practices. Upon completion of the Alterations, Tenant will provide Landlord with copies of as-built plans. Neither the approval by Landlord of plans and specifications relating to any Alterations nor Landlord’s supervision or monitoring of any Alterations constitute any warranty by Landlord to Tenant of the adequacy of the design for Tenant’s intended use or the proper performance of the Alterations.

E. If, as a result of any alterations made by Tenant it is necessary for Landlord to make any other improvements or repairs to the Building, whether within or without the Premises, such work will be at Tenant’s expense.

1     as defined in any environmental law (including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA or Superfund), the Clean Air Act, the Clean Water Act, Toxic Substances Control Act (TSCA), the Resource Conservation and Recovery Act (RCRA), California Health & Safety Code or the United States Department of Transportation Table (49 CFR 172.101)

9. Work to be Performed by Landlord.

Landlord is not required to perform any work upon the Premises of any type or nature, unless there is attached to this Lease upon execution a Work Letter Agreement or Tenant Improvement Agreement initialed by the Landlord which specifies such work (the “Tenant Improvements”). Upon substantial completion of the Tenant Improvements, Landlord will so Tenant. Such notice will constitute delivery of possession by the Landlord. The cost of Tenant Improvements shall be deemed amortized over the term of this Lease; in the event of early termination of this Lease, Tenant shall pay to Landlord the unamortized value of the Tenant Improvements within thirty (30) days of the date of termination. Landlord, at its sole cost and expense, shall provide initial Tenant with Building Standard signage in the Building Lobby directory. Tenant is authorized to install custom signage in the elevator lobby on the 3rd floor at Tenant’s sole cost and expense, subject to Landlord’s approval.

10. Restrictions on Use.

A. No use will be made or permitted to be made of the Premises, nor acts done, that will increase the existing rate of insurance upon the Building or cause a cancellation of any insurance policy covering the Building or any part thereof, nor may Tenant sell, or permit to be kept, used, or sold in, on or about the Premises, any article that may be prohibited by the standard form of fire insurance policy. Tenant will, at its sole cost and expense, comply with all requirements pertaining to the Premises of any insurance organization or company necessary for the maintenance of reasonable fire and public liability insurance covering the Building and its appurtenances.

B. Tenant will not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants or occupants of the Building or injure or annoy them, nor shall Tenant use or allow the Premises to be used for any immoral, unlawful, or objectionable purposes, without limiting the generality of the foregoing, Tenant will not make or permit any unreasonable or unnecessary noises or odors in or upon the Premises. Tenant will not commit, or suffer to be committed, any waste upon the Premises or any nuisance (public or private) or other act or thing of any kind or nature whatsoever that may disturb the quiet enjoyment or cause unreasonable annoyance of any other tenant in the Building. The provisions of this paragraph are for the benefit of Landlord only and are not, and will not be construed to be, for the benefit of any tenant or occupant of the Building or any third party.

11. Compliance with Law, Environmental.

A. Tenant will at its sole cost and expense, comply with all laws pertaining to Tenant’s use of the Premises, and faithfully observe all laws and the provisions of all recorded documents in the use of the Premises and all requirements of any board of fire underwriters or other similar body now or hereafter constituted related to or affecting the condition, use, or occupancy of the Premises. The judgment of any court of competent jurisdiction, or the admission of Tenant in any action or proceeding against Tenant, whether or not Landlord is a party thereto, that Tenant has violated any law pertaining to the Purpose of this Lease or Tenant’s use of the of the Premises will be conclusive of that fact as between Landlord and Tenant. Without limiting the generality of the foregoing, the duties of Tenant under this provision will include the making of all such alterations of the Premises as may be required by law by reason of Tenant’s use of the Premises, or occasioned by reason of the failure of Tenant to effect repairs, maintenance, replacement or cleaning of the Premises as required under this Lease.

B. As used herein, the following items have the following meanings:

(i) Environmental Activity is any actual, proposed or threatened use, storage, treatment, existence, release, emission, discharge, generations, manufacture, disposal or transportation of any Hazardous Materials from, into, on, under or about the Premises, or any other activity or occurrence that causes or would cause any such event to exist.

(ii) Environmental Requirements means all present and future federal, state, regional or local laws relating to the use, storage, treatment, existence, release, emission, discharge, generation, manufacture, disposal or transportation of any Hazardous Materials.

(iii) Hazardous Material is any chemical, subside or material which is classified or considered to be hazardous or toxic under any present of future federal, state, regional or local laws, regulations or guidelines.

C. Tenant will not engage in nor permit the occurrence of any Environmental Activity except in the ordinary course of Tenant’s business and only in compliance with all Environmental Requirements and prudent industry practices. Tenant will, at its own expense, procure, maintain in effect and comply with all conditions of any and all permits, licenses, and other governmental and other regulatory approvals required under any Environmental Requirements for any Environmental Activity by Tenant, including, without limitation, the discharge of (appropriately treated) materials or wastes into or through any sanitary sewer serving the Premises, and upon termination of this Lease will cause all of its Hazardous Materials to be removed from the Premises in accordance with and in compliance with all applicable Environmental Requirements.

D. Upon having knowledge thereof, Tenant will immediately notify Landlord in writing of (i) any regulatory action that has been instituted, or threatened by any governmental agency or court with respect to Tenant that relates to any Environmental Activity; (ii) any claim relating to any Environmental Activity by Tenant in, on or about the Premises, or that arises out of or in connection with any Hazardous Materials in, on, under or about the Premises or removed from the Premises; or (iii) any actual or threatened material release on, under or about the Premises or any adjacent property of any Hazardous Material, except any Hazardous Material whose discharge or emission is expressly authorized by and in compliance with a permit issued by a federal, state, regional or local governmental agency pursuant to Environmental Requirements.

E. Tenant will provide Landlord with copies of any communications with federal, state, regional or local governments, agencies or courts with respect to any Environmental Activity or Environmental Requirement relating to the Premises and any communications with any third party relating to any claim made or threatened with respect to any Environmental Activity by Tenant in, on or about the Premises.

F. Each of the parties hereto (“Indemnifying Party”) will indemnify, defend (by counsel reasonably acceptable to the other party), protect, and hold the other party and each of the other party’s partners, employees, agents, attorneys, successors and assigns, free and harmless from and against any and all claims, liabilities, penalties, forfeitures, losses or expenses (including attorneys’ fees) arising from or caused in whole or in part, directly or indirectly, by (i) an Environmental Activity by the Indemnifying Party or its agents, contractors, invitees, employees or partners; or (ii) the Indemnifying Party’s failure to comply with any Environmental Requirement. The parties’ obligations under this Section 11 include, without limitation, and whether foreseeable or unforeseeable, all costs of any repair or cleanup, removal or remediation action, or detoxification or decontamination of the Premises, or the preparation and Implementation of any closure, remedial action or other plans in connection therewith that are required as a result of any Environmental Activity by the Indemnifying Party, and survives the expiration or earlier termination of the Term.

12. Indemnity and Exculpation.

As a material part of the consideration for this Lease, Tenant hereby agrees that Landlord and any lender holding a mortgage or deed of trust covering the Premises will not be liable to Tenant for any damage to Tenant’s property, and Tenant waives all claims against such persons for damage to property from any cause whosoever, except for claims of willful misconduct. Tenant further agrees that, except to the extent arising from the willful misconduct or negligent acts of Landlord or Landlord’s agents or employees, Tenant will indemnify, defend, and hold Landlord harmless from and against any and all claims, demands, liabilities, damages, judgments, orders, decrees, actions, proceedings, fines, penalties, costs and expenses, including without limitation, court costs and attorney’s fees arising from or relating to any loss of life, damage or injury to person, property or business occurring in or about the Premises, or caused by any act, omission, violation of this Lease or use of the Premises or the Building (including telephone or utility closets or control panels) by Tenant, any other occupant of the Premises, or any of their respective agents, employees, contractors or guests. Without limiting the generality of the foregoing, Tenant specifically acknowledges that this indemnity will apply to claims in connection with or arising out of any alterations or improvements to the Premises and the transportation, use, storage, maintenance, generation, manufacturing, handling, disposal, release or discharge of any hazardous materials, except to the extent that the same arises from the intentional or negligent acts of Landlord or Landlord’s agents or employees.

13. Public Liability and Property Damage Insurance.

A. Public Liability and Property Damage Insurance.

(i) Tenant at its sole cost and expense will maintain during the entire Term (including any additional period that Tenant will have possession of or otherwise occupy or conduct activities in or about the Premises whether before or after the Term) public liability and property damage insurance with liability limits of not less than $2,000,000 per occurrence, combined single limit bodily injury and/or property damage liability. Landlord will be named as an additional insured under such policy or policies, and the policy or policies will be primary insurance insofar as Landlord is concerned.

(ii) If Tenant fails, at any time during the Term, to keep such insurance in full force and effect, Landlord may pay the necessary premiums therefor and the repayment thereof will be deemed to be a part of the Rent due hereunder, payable as such on the next date upon which Base Rental becomes due.

(iii) All public liability insurance and property damage insurance will insure performance by Tenant of the indemnity provisions of Paragraph 12; however, the procuring of insurance within the limits herein set forth is not satisfaction of Tenant’s obligation to indemnify under Paragraph 12.

(iv) Not more frequently than every three years, if, in the opinion of Landlord’s lender or of the insurance broker retained by Landlord, the amount of public liability and/or property damage insurance coverage at that time is not adequate, Tenant will increase the insurance coverage as reasonably required by either such lender or insurance broker.

B. Business Interruption Insurance.

At all times during the Lease Term, Tenant shall procure and maintain business interruption insurance in such amount as will reimburse Tenant for direct or indirect loss of earnings and operating expenses for at least one year, from all perils, including coverage for interruption of telephone and telecommunications services whether or not caused by a casualty.

C. Workers’ Compensation Insurance.

Tenant will also carry and maintain in full force and effect during the entire Term hereof (and during any additional period that Tenant will have possession of or otherwise occupy or conduct activities in or about the Premises whether before or after the Term) employer’s liability and workers’ compensation insurance as required by law, including an endorsement containing a waiver of subrogation in favor of the Landlord.

D. Extended Coverage and “All Risk” Insurance.

Tenant will also carry and maintain in full force and effect during the entire Term hereof (and during any additional period that Tenant will have possession of or otherwise occupy or conduct activities in, on or about the Premises whether before or after the Term), at Tenant’s sole cost and expense, a policy or policies of insurance for damage caused by the perils insured under Standard Fire, Extended Coverage and “All Risk” coverage forms on Tenant’s furniture, fixtures, equipment, improvements, alterations, trade fixtures, and other personal property. Landlord will be named as an additional insured on such policy or policies, to the extent of its interest in such property, and the limits of coverage will be equal to 90% of the full current replacement value of such property.

E. Builder’s Risk Insurance.

If Tenant makes any alterations of the Premises, Tenant will, at Tenant’s sole cost and expense, carry “All-Risk” builder’s risk insurance, completed value form, in an amount satisfactory to Landlord.

F. Waiver of Subrogation.

With respect to any loss or damage to property, the parties each hereby waive all rights of subrogation of their respective insurers, provided such waiver of subrogation will not affect the right of the insured to recover thereunder. The parties agree that their respective insurance policies are now, or will be, endorsed such that said waiver of subrogation will not affect the right of the insured to recover thereunder, so long as no material additional premium is charged therefor.

G. Other Insurance Matters.

All the insurance required under this Lease will:

(i) Be issued by insurance companies authorized to do business in California, with a financial rating of at least an A-10 status as rated in the most recent edition of Best’s Insurance Reports.

(ii) Contain an endorsement requiring thirty (30) days’ written notice from the insurance company to both parties and to Landlord’s lender before cancellation or change in coverage, scope, or amount of any policy.

(iii) Be renewed not less than twenty (20) days before expiration of the term of the policy.

Each policy of insurance required under this Lease, or a certificate of the policy, together with evidence of payment of premiums will be deposited with Landlord at the commencement of the Term and on each renewal of the policy.

H. Construction.

Nothing in this Paragraph 13 will be construed as creating or implying the existence of (i) any ownership by Tenant of any alterations in, on or about the Premises or (ii) any right of Tenant to make any alterations in, on or about the Premises.

14. Rules and Regulations.

The Rules and Regulations attached hereto as Exhibit C are hereby incorporated by reference herein and made a part hereof. Tenant shall abide by, and faithfully observe and comply with the Rules and Regulations and any reasonable and non-discriminatory amendments, modifications and/or additions thereto as may hereafter be adopted and published by written notice to tenants by Landlord for the safety, care, security, good order and/or cleanliness of the Premises and/or the Building. Any such amendments, modifications or additions will be applicable to all tenants of the Building. Landlord shall not be liable to Tenant for any violations of such rules and regulations by any other tenant or occupant of the Building.

15. Utilities and Services.

A. Landlord agrees to furnish or cause to be furnished to the Premises, during reasonable hours determined by Landlord (as set forth in Section 1.K of this Lease) and subject to applicable law and the rules and regulations of the Building, the following utilities and services, subject to the conditions and standards set forth herein: (i) non-attended automatic elevator service (if the Building has such equipment serving the Premises), in common with Landlord and other tenants and occupants and their agents and invitees, (ii) water for drinking and rest room purposes, (iii) reasonable janitorial and cleaning services, provided that the Premises are used exclusively for office purposes and are kept reasonably in order by Tenant (if the Premises are not used exclusively as offices, Landlord, at Landlord’s sole discretion, may require that the Premises be kept clean and in order by Tenant, at Tenant’s expense, to the satisfaction of Landlord and by persons approved by Landlord; and, in all events, Tenant will pay Landlord for the cost of removing Tenant’s refuse and rubbish, to the extent the same exceeds the refuse and rubbish attendant to normal office usage), (iv) radiant heat, (v) at all reasonable times,, electric current as required for building standard lighting and customary office equipment. However: (a) without Landlord’s consent, Tenant may not install, or permit the installation, in the Premises of any space heaters, air conditioning equipment, electronic equipment or other type of equipment or machines which will increase Tenant’s use of electric current in excess of that which. Landlord is obligated to provide hereunder (provided, however, that the foregoing will not preclude the normal use of personal computers or similar office equipment); (b) if Tenant requires electric current which may disrupt the provision of electrical services to other tenants or which exceeds normal usage for tenants in the Building, Landlord may refuse to grant its consent or may condition its consent upon Tenant’s paying the cost of installing and providing any additional facilities required to furnish such excess power to the Premises and upon the installation in the Premises of electric current meters to measure the amount of electric current consumed, Tenant will pay for the cost of such meter(s) and the cost of installation, maintenance and repair thereof, as well as for all excess electric current consumed at the rates charged by the applicable local public utility, plus a reasonable amount to cover the additional expenses incurred by Landlord in keeping account of the electric current so consumed; and (c) if Tenant’s increased electrical requirements will materially affect the temperature level in the Premises or the Building, Landlord’s consent may be conditioned upon Tenant’s requirement to pay such amounts as will be incurred by Landlord to install and operate any machinery or equipment necessary to restore the temperature level to that otherwise required to be provided by Landlord, including but not limited to the cost of modifications to any air conditioning system. Landlord will not, in any way, be liable or responsible to Tenant for any loss or damage or expense which Tenant may incur or sustain if, for any reasons beyond Landlord’s reasonable control, either the quantity or character of electric service is changed or is no longer available or suitable for Tenant’s requirements. Tenant covenants that at all times its use of electric current will never exceed the capacity of the feeders, risers or electrical installations of the Building. If submetering of electricity in the Building will not be permitted under future laws or regulations, the Rent will be equitably and periodically adjusted to include an additional payment to Landlord reflecting the cost to Landlord for furnishing electricity to Tenant in the Premises. Any amounts which Tenant is required to pay to Landlord pursuant to this section are due within ten (10) business days after demand by Landlord and are Additional Rental.

B. Notwithstanding the provisions of paragraph 15.A. above, the existing, dedicated package HVAC unit in the server room shall be delivered in “as is” condition. The electricity for this package HVAC unit shall be at Tenant’s sole cost and expense. The west portion of the Premises is equipped with a package AC unit with electric heating coils for after-hours heat. This portion of the Premises has 24/7 HVAC available to it. The remainder of the Premises is not serviced by separate package HVAC units, but rather by fan coils utilizing chilled water from the main building chiller. Tenant at its sole cost and expense shall provide maintenance and repairs for the server room package HVAC unit, except that Landlord shall assist with minor, routine maintenance (e.g., change filters and fix drain pans if overturned and minor troubleshooting). Tenant shall reimburse Landlord for after-hours utilization of all package AC units. Landlord reserves the right to install an additional meter to determine Tenant’s normal business hours server room electrical usage. Any after-hours electrical usage will be charged to Tenant at the actual averaged rate charged to the Landlord. Any other after-hours services provided by Landlord caused by Tenant’s after-hours use will be reimbursed to Landlord at Landlord’s normal charges for such services.

C. Landlord is not liable for any failure to furnish, stoppage of, or interruption in furnishing any of services or utilities, when such failure is caused by accident, breakage, repairs, strikes, lockouts, labor disputes, labor disturbances, governmental regulation, civil disturbances, acts of war, moratorium or other governmental action, or any other cause beyond Landlord’s reasonable control, and, in such event, Tenant is not entitled to any damages nor will any failure or interruption abate or suspend Tenant’s obligation to pay Base Monthly Rental and Additional Rental or be construed as a constructive or other eviction of Tenant. Further, in the any governmental authority or public utility promulgates or revises any law, ordinance, rule or regulation, or issues mandatory controls, or voluntary controls relating to the use or conservation of energy, water, gas,, light or electricity, the reduction of automobile or other emissions, or the provision of any other utility or service, Landlord may take any reasonably appropriate action to comply with such law, ordinance, rule, regulation, mandatory control or voluntary guideline and Tenant’s obligations hereunder will not be affected by any action of Landlord. The parties acknowledge that safety and security devices, services and programs provided by Landlord, if any, while intended to deter crime and ensure safety, may not in given instances prevent theft or other criminal acts, or ensure safety of persons or property. The risk that any safety or security device, service or program may not be effective, or may malfunction, or be circumvented by a criminal, is assumed by Tenant with respect to Tenant’s property and interests, and Tenant must obtain insurance coverage to the extent Tenant desires protection against such criminal acts and other losses, as further described in this Lease. Tenant agrees to cooperate in any reasonable safety or security program developed by Landlord or required by Law. The foregoing notwithstanding, in the event that such services are interrupted to the extent it prevents Tenant from conducting its business at the Premises, Tenant’s Base Rent hereunder will be abated after the exhaustion of its business interruption insurance coverage (required under Paragraph 13.B above).

16. Personal Property Taxes.

Tenant is responsible for and will pay before delinquency all taxes and other governmental charges and impositions levied against Tenant, Tenant’s improvements, fixtures, trade fixtures, alterations, furniture, fixtures, equipment, or other personal property, Tenant’s leasehold interest, the Rent or other charges payable by Tenant, any business carried on at the Premises, or in connection with the use or occupancy thereof, including, without limitation, City of San Francisco Gross Receipts Taxes, payroll taxes, any general or special assessments, levies, fees or charges, transit or transportation charges, housing subsidies and/or housing fund assessments, possessory interest taxes, business or license taxes or fees, job training subsidies and/or assessments, or open space charges, irrespective of whether any of the foregoing is assessed or designated as a real or personal property tax, and irrespective of whether any of the foregoing is assessed to or against Landlord or Tenant. Should any of the foregoing be applied in any manner to the real property taxes levied on the Building or appurtenances thereto, Tenant, upon demand, will pay such personal property taxes to Landlord who in turn will pay the same to the property tax collector.

17. Maintenance.

A. Upon occupancy, Tenant accepts the Premises as being in good and sanitary order, condition and repair. Tenant, at its sole cost and expense, will keep the Premises and every part thereof in good and sanitary condition and repair, damage thereto by fire, earthquake, act of God or the elements excepted unless caused by Tenant’s negligence or willful act. Tenant agrees to carry out promptly all maintenance that at any time may become necessary to put and keep the Premises in as good and sanitary a condition as when received by Tenant from Landlord, reasonable wear and tear excepted, and, the preceding sentence notwithstanding, to replace immediately all interior glass now or hereafter installed in the Premises, however broken. Maintenance or repair required because of burglary or vandalism will be the sole responsibility of Tenant, unless required as a result of Landlord’s grossly negligent or intentional misconduct. Landlord, however, is responsible for the compliance of the Premises and the common areas in the Building (which may be a part of Direct Expenses as defined in Section 5D of this Lease) with ADA and building codes, such as sprinkler requirements, path of travel and exiting, subject to any exemptions therefrom due to the Building’s status as an historical building as referred to in Section 41 of the Lease.

B. If, during the Term, because of the Tenant’s use of the Premises, any alterations or improvements to the Premises are required by law, whether or not such law was within the contemplation of the parties upon execution of this Lease, Tenant will be obligated to make such alterations or improvements at its sole cost and expense. However, if such alterations are required on a Building-wide basis, and are not related to Tenant’s particular use of the Premises, Tenant’s obligation under this Paragraph B will be limited to $5,000.

C. Tenant hereby waives all rights under, and the benefits of, Subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code, and under any similar law, permitting Tenant to make repairs at the expense of Landlord or to terminate a lease by reason of the condition of the leased premises.

18. Restoration of Premises.

Tenant agrees that upon the expiration of the Term, the earlier termination of the Lease for whatever reason, of Tenant’s abandonment of the Premises, whichever occurs first, Tenant will surrender or leave the Premises in the same condition as when received, reasonable wear and tear excepted, and damage by fire, earthquake, acts of God, or the elements excepted, unless caused by Tenant’s negligent or willful act or omission, and if Tenant has made any alteration or improvement of the Premises, without Landlord’s consent as required by this Lease, Tenant will effect the restoration of the Premises unless Landlord has expressly set forth in writing that a particular alteration or improvement will not be removed. As used throughout this paragraph, “restoration” means the reconstruction, rebuilding, rehabilitation, and repairs necessary to return altered, improved, or damaged portions of the Premises and other damaged property in, on or about the Premises to substantially the same physical condition in which they were immediately before the alteration, improvement, or damage.

19. Entry by Landlord.

Landlord reserves the right and Tenant will permit Landlord and its authorized representatives to enter the Premises at all reasonable times upon not more than 24 hours notice as may be required by Tenant if such entry interrupts Tenant’s scheduled business activity. Up to 24 hours notice is not required in the case of inspections, emergencies, required or routine maintenance. Up to 24 hours notice is required at all reasonable times for purposes of (i) performing scheduled maintenance, repairs or making alterations to the Premises or any other portion of the Building serviced in or about the Premises, including the erection and maintenance of such scaffolding, canopies, fences, and props as Landlord may reasonably require; (ii) posting notices to the interior of the Premises beyond the elevator lobby, such as notices of nonresponsibility or nonliability for alterations or repairs; or (iii) showing or submitting the Premises to prospective purchasers or tenants, all of which actions Landlord may take without any abatement of Rent. Tenant agrees to cooperate with the showing of the Premises to prospective purchasers and tenants. Landlord agrees to limit leasing tours for the Premises except during the last six months of the Term. Prior to the sixth month before the end of the Term or upon Tenant’s notice of early termination, Landlord will use best efforts not to average more than one leasing tour per week. During the last six months before the end of the Term or upon Tenant’s notice of early termination, Landlord has no restriction on the number of tours per week. If Tenant has notified Landlord that it is terminating the Lease as provided in Section 1.C, then Landlord’s right to conduct leasing tours will commence immediately. Tenant hereby waives any claim for damages for any injury or inconvenience to or interferences with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned by such entry. Landlord will use reasonable efforts in order that the entrance to the Premises will not be blocked by the making of such alterations or the performing of such maintenance and that the business of Tenant will not thereby be interfered with unreasonably. For each of the aforesaid purposes, Landlord will at all times have and retain a key with which to unlock all of the doors in, upon, and about the Premises, excluding Tenant’s vaults, safes, file cabinets and desks, and Landlord may use any means which Landlord deems proper to open said doors in an emergency in order to obtain entry to the Premises. Any entry to the Premises obtained by Landlord by any of said means, or otherwise, will not under any circumstances be construed or deemed to be a forcible or unlawful entry into or a detainer of the Premises, or an eviction of Tenant from the Premises or any portion thereof. Landlord has the right to make alterations to or demolish the Building or erect other buildings on the real property adjacent thereto. Tenant will not in such event be entitled to any direct or consequential damages for any damage or inconvenience occasioned thereby, but Landlord will use its best efforts to accomplish such work in such a manner as to inconvenience Tenant as little as possible. In the event Tenant is deprived of the use of the Premises by reason of the demolition of the Building, this Lease will terminate without any liability of Landlord to Tenant.

20. Estoppel Certificates.

At any time not more than ten (10) days after a request is received from Landlord, Tenant will execute, acknowledge and deliver to Landlord, or to such party as Landlord may designate a written statement certifying the date of commencement of this Lease, that this Lease is unmodified and in full force and effect (or, if there have been any modifications of this Lease, that the Lease is in full force and effect as modified and stating the date and nature of the modification or modifications), that Landlord is not in default under this Lease (or, if there is any claimed default, stating the nature and extent thereof), that Tenant is not in default under this Lease (or, if Tenant is in default, specifying the nature and extent thereof), the current amounts of and the dates up to which Rent has been paid, the period for which Rent and other charges have been paid in advance, and any additional matters or information that may reasonably be requested by Landlord. It is expressly understood and agreed that any such statement delivered pursuant to this paragraph may be relied upon by any prospective purchaser of the Building or any lender, prospective lender, or any assignee or prospective assignee of any lender, and by any third person. Tenant’s failure to deliver such a statement within said 10-day period will be conclusive against Tenant (i) that this Lease is in full force and effect, without modifications except as may be represented by Landlord, (ii) that there are no defaults in Landlord’s performance hereunder, and (iii) that not more than one month’s Rent has been paid in advance.

21. Abandonment of Premises.

Tenant will not vacate or abandon the Premises at any time during the Term. If Tenant abandons, vacates or surrenders the Premises, or is dispossessed by process of law or otherwise, any personal property belonging to Tenant and left in or on the Premises will be deemed to be abandoned, except as to such property as may be mortgaged to Landlord, and, at the option of Landlord, such property may be removed and stored in any public warehouse or elsewhere at the cost of and for the account of Tenant, and Landlord shall have a lien thereupon for the costs of removal and storage as well as all other sums which Tenant owes Landlord. At Landlord’s option, such property shall conclusively be deemed to have been conveyed by Tenant to Landlord as if by bill of sale without payment by Landlord.

22. Security Interest in Trade Fixtures; Removal by Tenant at End of Term.

Tenant grants Landlord a security in all trade fixtures, movable furniture and decorations (including art objects) in the Premises in order to secure the performance of all Tenant’s obligations under the Lease, if Tenant fully and faithfully performs all of Tenant’s obligations under this Lease, then Tenant may remove, and upon the request of Landlord will remove, at Tenant’s sole cost and expense, all trade fixtures, movable furniture and decorations installed in, on or about the Premises by Tenant, provided that such removal may be effected without damage to the Premises.

23. Surrender of Lease.

The voluntary or other surrender of this Lease by Tenant, accepted by Landlord, or the mutual cancellation hereof, will not work a merger and, at the option of Landlord, will either terminate any or all existing subleases or subtenancies or operate as an assignment to Landlord of any or all of such subleases or subtenancies.

24. Holding Over.

Any holding over after the expiration of the Term with the written consent of Landlord will be construed to be a tenancy from month to month at a rent equal to 150% of the Rent payable under this Lease during the last full month before the date of such expiration, provided that Landlord may specify a higher rent upon thirty (30) day’s notice. In addition, Tenant will indemnify Landlord and hold it harmless from and against all damages, costs, claims, causes of action, liabilities, and expenses (including, without limitation attorneys’ fees and expenses and claims for damages by any other person to whom Landlord may have leased all or any part of the Premises effective upon such expiration) sustained by Landlord by reason of such retention.

25. Grace Period.

A. No default or breach of any of the terms, covenants or conditions of this Lease will exist on the part of Landlord until (i) Tenant serves Landlord with a notice specifying with particularity the default or breach alleged to exist and (ii) Landlord fails to perform or observe said term, covenant or condition, as the case may be, within a reasonable time not to exceed thirty (30) days after receiving the notice.

B. If the Landlord is delayed or prevented from performing the act required by reason of acts of God, strikes, lockouts, labor troubles, inability to procure materials, restrictive laws, or any other cause beyond Landlord’s reasonable control, the performance of the act will be excused for the period of the delay, and the period for the performance of the act will be extended for a period equivalent to the period of such delay.

C. Tenant will not be in default for its first nonpayment of Rent or other monetary sum one (1) time during the Term until Landlord has provided Tenant with a written notice that such Rent or other sum is due and Tenant fails to pay such sum within three (3) days after receiving the notice. If Tenant breaches any of its other obligations under the Lease (“Non-Monetary Breach”), the same will not be a default unless Landlord notifies Tenant as provided in California Code of Civil Procedure Section 1162 of such Non-Monetary Breach and gives Tenant thirty (30) days to remedy the default. So long as the Non-Monetary Breach is so remedied within that thirty (30) days, that Non-Monetary Breach will not constitute a default under this Lease.

26. Landlord’s Remedies Upon Default.

A breach of this Lease by Tenant, if not cured as may be provided herein or by law, shall be a default. Landlord has the following remedies if Tenant defaults on this Lease. These remedies are not exclusive but are in addition to any rights and remedies now or later allowed by law or in equity.

A. Landlord may either terminate Tenant’s right of possession to the Premises, thereby terminating this Lease, or have this Lease continue in full force and effect with Tenant having the right of possession to the Premises. If Landlord elects to terminate Tenant’s right of possession to the Premises, then Landlord will have the immediate right of entry to and may remove all persons and property from the Premises. Such property so removed may be stored in a public warehouse or elsewhere at the cost and for the account of Tenant. Upon such termination Landlord, in addition to any other rights and remedies, including rights and remedies under Subparagraphs (1), (2) and (4) of Subdivision (a) of Section 1951.2 of the California Civil Code, or any amendment to or any successor law of that section, will be entitled to recover from Tenant the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of the, award exceeds the amount of such rental loss that the Tenant proves could be reasonably avoided. The amount Landlord may recover under Subparagraph (4) of Subdivision (a) of Section 1951.2 of the California Civil Code will include, without limitation, the cost of recovering possession of the

Premises, expenses of reletting (including advertising), brokerage commissions and fees, costs of placing the Premises in good order, condition and repair, including necessary maintenance and restoration of the Premises, attorneys’ fees, court costs and costs incurred in the appointment of and performance by a receiver to protect the Premises or Landlord’s interest under this Lease. The worth at the time of the award of the amount referred to in Subparagraph (3) of Subdivision (a) of Section 1951.2 of the California Civil Code will be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one percent (1%). The worth at the time of the award referred to in Subparagraphs (1) and (2) of Subdivision (a)f of Section 1951.2 of the California Civil Code will be computed by allowing interest at the maximum rate permitted by law. Prior to such-award, Landlord may relet the Premises for the purpose of mitigating damages suffered by Landlord because of Tenant’s failure to perform its obligations hereunder.

B. Any proof by Tenant under Subparagraphs (2) or (3) of Subdivision (a) of Section 1951.2 of the California Civil Code of the amount of rental loss that could be reasonably avoided will be made in the following manner: Landlord and Tenant will each select a licensed real estate broker in the business of renting property of the same type and Purpose as the Premises and in the same geographic vicinity; these two brokers will select a third licensed real estate broker of similar qualifications; the two brokers selected by the parties will determine the amount of rental loss that could be reasonably avoided for the balance of the Term after the time of the award. The third broker will then decide which of the two brokers has made the better determination of the worth the time of the award, and his decision will be final and binding on the parties.

C. If Landlord elects to keep this Lease in full force and effect with Tenant retaining the right of possession to the Premises (notwithstanding the fact that Tenant may have vacated or abandoned the Premises), Landlord may enforce all of its rights and remedies under this Lease or allowed by law or in equity including, but not limited to, the right to recover the installments of Rent as they become due under this Lease; additionally, the Landlord has the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations). Notwithstanding any such election to have this Lease remain in full force and effect, Landlord may at any time thereafter elect to terminate Tenant’s right of possession to the Premises, thereby terminating this Lease, for any previous breach or default which remains uncured, or for any existing or subsequent breach or default. For purposes of Landlord’s right to continue this Lease in effect upon Tenant’s breach or default, acts of maintenance or preservation or efforts by Landlord to relet the Premises or the appointment of a receiver on initiative of Landlord to protect its interest under this Lease do not constitute a termination of Tenant’s right of possession.

D. If Landlord elects to keep this Lease in full force and effect, Landlord may, as attorney-in-fact of Tenant sublet the Premises, or any part thereof, from time to time and for such tenant, at such rent, and upon such other terms, covenants and conditions as Landlord in its sole discretion may deem advisable with the unqualified right to make alterations, effect restoration, and perform maintenance to the Premises. Upon each such subletting (i) Tenant will be responsible for, in addition to Tenant’s indebtedness to Landlord other than Rent due hereunder, the costs of such subletting and of such alterations, restoration and maintenance incurred by Landlord (except, as to alterations or restoration, if the alterations or restoration exceed building standard, Tenant is not responsible for the portion of such costs that exceed building standard unless previously approved by Tenant), and the amount by which the Rent hereunder for the period of such subletting (to the extent such period does not exceed the Term hereof) exceeds the amount agreed to be paid as Rent for the Premises for the period of such subletting, or (ii) at the option of Landlord, rents received from such subletting will be applied: first, to the payment of Tenant’s indebtedness to Landlord other than Rent due hereunder; second, to the payment of costs of such subletting and of such alterations, restoration and maintenance; third, to the payment of Rent due and unpaid hereunder; and fourth, the residue, if any, to be held by Landlord and applied in payment of future Rent as the same becomes due hereunder. If Tenant has been credited with any rent to be received by such subletting and such rent is not promptly paid to Landlord by the subtenant(s), or if such rent received from such subletting during any month is less than the Rent to be paid during that month by Tenant hereunder, Tenant will pay any such deficiency to Landlord. Such deficiency will be calculated and paid monthly on the date Rent is due and payable hereunder. No taking possession of the Premises by Landlord, as attorney-in-fact for Tenant, will be construed as an election on Landlord’s part to terminate this Lease unless a notice of such election is given to Tenant. Notwithstanding any such subletting without termination of this Lease, Landlord may at any time thereafter elect to terminate this Lease for any previous, existing or subsequent breach or default. At Landlord’s option and application a receiver for Tenant will be appointed to take possession of the Premises, to exercise Landlord’s right to sublet the Premises as attorney-in-fact for Tenant, and to apply any rent collected from the Premises as provided herein.

E. Nothing in this paragraph affects Landlord’s right to indemnification for liability arising prior to the termination of the Lease for damage to person or property.

F. If Tenant is in default in the performance of any term, covenant or condition to be performed by it under this Lease, then, after notice and without waiving or releasing Tenant from the performance of such term, covenant or condition, Landlord may, but will not be obligated to, perform the same, and, in exercising any such right, may pay necessary and incidental costs and expenses in connection therewith. All sums so paid by Landlord, together with interest thereon at the maximum rate of interest allowed by law, will be deemed Additional Rent hereunder and will be payable to Landlord by Tenant on the next rent-paying day.

G. Rent not paid when due bears interest, in addition to any late charge provided hereunder, at the maximum rate of interest allowed by law from the date due until paid.

H. No security or guaranty which may now or hereafter be furnished Landlord for the payment of the Base Rental or for performance by Tenant of the other terms,

covenants or conditions of this Lease will in any way be a bar or defense to any action in unlawful detainer, for the recovery of the Premises, or to any action which Landlord may at anytime commence for a breach of any of the terms, covenants or conditions of this Lease.

27. Attorneys’ Fees on Default.

If either Landlord or Tenant obtain legal counsel or bring an action against the other for any reason relating to of arising out of this Lease, the unsuccessful party will pay to the prevailing party its attorneys’ fees, which will be payable whether or not such action is prosecuted to judgment. The term “prevailing party” includes, without limitation, a party who obtains substantially the relief sought whether by compromise, settlement or judgment.

28. Insolvency.

Any of the following is a breach of this Lease by Tenant and a default hereunder:

A. The appointment a receiver to take possession of all or substantially all of the assets of Tenant; or

B. A general assignment by Tenant for the benefit of creditors; or

C. Any action taken or suffered by Tenant under any insolvency, bankruptcy, or reorganization act; or

D. The admission by Tenant in writing of its inability to pay its debts as they become due; or

E. The levying of execution upon any interest of Tenant in or under this Lease or upon the property of Tenant within the Premises, unless the same will be bonded against or discharged within twenty (20) days following the levy or within five (5) days prior to the proposed sale thereunder, whichever is earlier; or

F. The attachment or garnishment of any interest of Tenant in, to, or under this Lease or upon the property of Tenant in the Premises, unless it is discharged within twenty (20) days after the levy thereof.

Upon any such event, this Lease terminates five (5) days after receipt by Tenant of notice of termination; provided, however, that notwithstanding such termination, Landlord may enforce its remedies under Paragraph 26 and provided further that neither such termination nor such exercise of remedies will terminate the right of Landlord or any lender to enforce any indemnifies given by Tenant under this Lease. In no event will this Lease be assigned or assignable by reason of any voluntary or involuntary bankruptcy proceedings, nor will any rights or privileges hereunder be an asset of Tenant in any bankruptcy, insolvency, or reorganization proceedings, except at the election of Landlord so to treat the same. In the event this Lease is assumed and assigned by Tenant’s trustee in bankruptcy, Landlord will require that such assignee deposit with it security in an amount equal to Landlord’s then standard security deposit requirements for similar tenants of the Building.

29. Assignment or Subletting.

A. Tenant will not, directly or indirectly, voluntarily or involuntarily, assign, pledge, encumber, or otherwise transfer this Lease or any interest therein, and will not sublet the Premises or any part thereof or any right or privilege appurtenant thereto, or permit any other person (the authorized representatives of Tenant excepted) to occupy or use the Premises or any portion thereof (collectively “assign”) without first receiving the written consent of Landlord. Landlord agrees not to unreasonably withhold such consent, but may in lieu of granting such consent terminate this Lease or exercise its other rights as hereinafter provided. Any such assignment without Landlord’s consent will be void and will, at the option of Landlord, constitute a default hereunder entitling Landlord to terminate this Lease and giving rise to all other remedies available to Landlord for breach of this Lease. A consent to one assignment will not be deemed to be a consent to any other or further assignment. This Lease and any interest in it will not be assignable as to the interest of Tenant by operation of law without the prior written consent of Landlord.

B. If Tenant contemplates an action under Subparagraph A, Tenant will give Landlord forty-five (45) days’ notice thereof, designating the terms proposed and, if a sublease, the term thereof and space proposed to be sublet. Tenant will also provide a current financial statement of any proposed assignee and any further information which Landlord may reasonably request. Landlord may, upon notice to Tenant within thirty (30) days after receipt of Tenant’s notice of intention to assign, (i) assign from Tenant any portion of the Premises proposed by Tenant to be assigned, for the term for which such portion is proposed to be assigned, but at the same Rent as Tenant is required to pay to Landlord under this Lease for the same space, computed on a pro rata share of rentable square footage basis, (ii) terminate this as it pertains to the portion of the Premises so proposed by Tenant to be assigned, (iii) approve Tenant’s proposal to assign, subject to Landlord’s subsequent written approval of the specific agreement between Tenant and the proposed assignee, or (iv) terminate this Lease in its entirety if, after said subleasing or assignment, Tenant will have then subleased or assigned more than 50% of the original square footage of the Premises. Upon acceptance of the offer to terminate this Lease as it pertains to the portion of the Premises Tenant seeks to assign or upon acceptance of the offer to terminate this Lease in its entirety, this Lease (in its entirety or as it pertains to said portion, as the case may be) will terminate as of the end of the calendar month in which such notice of acceptance is given to Tenant. Tenant must then vacate and surrender all or such portion of the Premises and the provisions of this Lease applicable to termination upon expiration of the Term will apply to all or to such portion of the Premises. Such termination will not relieve Tenant from liability for any breach or default with respect to all or such portion of the Premises occurring prior to termination.

C. For the purposes of this paragraph, the following events will be deemed an assignment of this Lease or a sublease of the Premises, as appropriate: (i) the issuance of an equity interest (whether a stock or partnership interest or otherwise)to any person or group of related persons, in a single transaction or a series of related or unrelated transactions such that, following such issuance, such person or group will have control of Tenant; (ii) a transfer of control in a single transaction or a series of related or unrelated transactions (including, without limitation, by consolidation, merger, or reorganization), except that the transfer of outstanding stock of any corporate Tenant by persons or parties other than “insiders” within the meaning of the Securities Exchange Act of 1934, as amended, through any recognized national or international securities exchange or through the “over-the-counter” market will not be included in the determination of whether control has been transferred; (iii) a dissolution of a corporation, partnership, limited liability company other entity; or (iv) the sale or transfer of substantially all the assets of the Tenant to another party. For purposes of this paragraph, “control” will mean ownership of not less than 50% of the voting stock of a corporation or of not less than 50% of the legal or equitable interest in any other business entity.

D. Notwithstanding any other provision of this Section 29, a corporate Tenant will have the right in the event of a merger, consolidation, reorganization, sale of all or substantially all of its assets or recapitalization, whether or not Tenant survives as the surviving corporation, to assign or transfer this Lease to such surviving corporation; provided, however, such right of assignment or transfer will be limited to an assignee (i) whose net worth is equal to or greater than the net worth of Tenant at the time of such assignment or transfer and (ii) whose historical profitability (in both duration and amount) is equal to or greater than Tenant, as viewed at the time of the proposed assignment or transfer. In the event Tenant contemplates making an assignment or transfer as provided in this subparagraph, Tenant will give thirty (30) days notice to Landlord of its intention to make such assignment or transfer and will furnish Landlord with all pertinent information as to the net worth of the proposed assignee or transferee.

E. In all events, if this Lease is assigned other than to Landlord, Tenant will continue to be primarily liable under this Lease and the assignee will execute an agreement by which it assumes and agrees to be jointly and severally liable for the complete performance by Tenant of its obligations hereunder.

F. Tenant irrevocably assigns to Landlord, as security for the performance of Tenant’s obligations under this Lease, all rent from any assignment of all or any part of the Premises. A receiver for Tenant, appointed on Landlord’s application, may collect such rent and apply it toward Tenant’s obligations under this Lease except that, until the occurrence of an act of default by Tenant, Tenant will have the right to collect such rent.

G. In no event may Tenant assign this Lease or sublet the Premises, or any portion thereof, to any then-existing or prospective tenant of the Building without first obtaining Landlord’s prior written authorization which Landlord may withhold in the exercise of its sole discretion. In addition, neither Tenant nor any other person having an interest in the possession, use, occupancy, or utilization of space of the Premises will enter into any lease, sublease, license, concession, or other agreement for use, occupancy, or utilization of space in the Premises which provides for rental or other payment for such occupancy, or utilization based in whole or in part on the net income or profits derived by any person from the property leased, used, occupied, or utilized (other than an amount based on a fixed percentage or percentages of receipt or sales) and any such purported lease, sublease, license, concession, or other agreement is void and ineffective as a conveyance of any right or interest in the possession, use, occupancy, or utilization of any part of the Premises.

H. Tenant will pay to Landlord the amount of Landlord’s reasonable cost of processing every proposed assignment (including, without limitation, the cost of attorneys’ and other professional fees and the administrative, accounting, and clerical time of Landlord) not to exceed $2,500, and the amount of all reasonable direct and indirect expenses as well as a minimum fee to Landlord of $500 arising from any assignee’s or subtenant’s taking occupancy (including, without limitation, the expenses of freight elevator operation for the moving of furnishings, trade fixtures and other personal property, security service, janitorial and cleaning service, and rubbish removal service). Notwithstanding the foregoing, if the assignee or sublessee is an entity of which Tenant owns at least 51% of, then the minimum fee of $500 is waived but Tenant must comply with all other provisions of this Section 29. Notwithstanding anything to the contrary contained in this Lease, Landlord will have no obligation to process any request for its consent to assignment or sublease prior to Landlord’s receipt of payment by Tenant of the amount of Landlord’s estimate of the processing costs and expenses and all other direct and indirect costs and expenses of Landlord and its authorized representatives arising from such matter.

I. If Landlord consents to any assignment or subletting, 50% of the amount by which all consideration received by Tenant in connection with such assignment or subletting (less any brokerage commissions paid by Tenant for such assignment or subletting), whether denominated as rent or otherwise, exceeds the consideration which Tenant is obligated to pay Landlord under this Lease will be paid to Landlord promptly after receipt as additional Rent under the Lease without affecting or reducing any other obligation of Tenant hereunder. If less than the entire Premises is assigned or sublet, Tenant’s rental obligations shall be prorated based upon the amount of space assigned or sublet. (For example, if Tenant was leasing space at $3.00 per rentable square foot per month and subleased four (4) offices in the Premises, containing a total of 1,000 rentable square feet, for $4,000 per month, Tenant would owe the Landed the sum of $500.00 per month, calculated as follows: Sublease rent of $4,000 minus Tenant’s prorated rent for that space of $3,000 (1,000 sq. ft. sublet times $3.00/sq. ft.) times 50%.

30. Transfer by Landlord – Release from Liability.

If Landlord sells or transfers the Building, or assigns its interest as Landlord in this Lease, then, from the effective date of such sale, assignment or transfer, Landlord will be released from all further liability to Tenant, express or implied, under this Lease, and Tenant agrees to look solely to the successor in interest of Landlord in and to the Building or this Lease, except as to any matters of liability based upon Landlord’s action prior to transfer or that have accrued and remain unsatisfied as of the date of such sale, assignment or transfer. It is intended that the covenants and obligations contained in this Lease on the part of Landlord will be binding upon Landlord and its successors and assigns only during their respective periods of ownership of the fee or leasehold estate, as the case may be. If any security is given by Tenant to secure the faithful performance of all or any part of the terms, covenants and conditions of this Lease on the part of Tenant, Landlord may transfer and deliver the security to the successor in interest of Landlord, and thereupon Landlord will be discharged from any further liability in reference thereto. Landlord may enter into any transaction described in this paragraph without the consent of Tenant.

31. Damage.

If the Premises or the Building is damaged from any caused covered by Landlord’s and/or Tenant’s insurance, Landlord will forthwith repair such damage provided the cost of repair does not exceed the insurance proceeds available from the insurance carried by both parties, and provided further that such repairs can be made within ninety (90) days after such damage occurs. This Lease will remain in full force and effect during the period such repairs are being made. Such damage will not in any way void or render voidable this Lease or any provision hereof. If such damage was caused by any risk not covered by Landlord’s or Tenant’s insurance, or if the cost of repairs exceeds the insurance proceeds payable from the parties, Landlord may, at its option, make such repairs, provided the repairs can be made within ninety (90) days after such damage occurs, and, in such event, this Lease will remain in full force and effect and will be neither void nor voidable. If Landlord elects not to make repairs it is not obligated to make, or if such repairs cannot be made within the 90-day period, this Lease may be terminated by either party upon notice and without liability to the other party. If either Landlord or Tenant gives notice of termination as provided herein, this Lease and all interests of Tenant in the Premises will terminate on the date specified in the notice. Landlord will under no circumstances be required to repair any damage by fire or any other cause, whether of a similar or dissimilar nature, to the property of Tenant. Tenant hereby specifically waives the provisions of Section 1932, Subdivision 2 and Section 1933, Subdivision 4, of the California Civil Code. In the event the Building is damaged to the extent of more than twenty percent (20%) of the then replacement cost thereof, Landlord may elect to terminate this Lease, whether the Premises are damaged or not and without liability to Tenant. A total destruction of the Premises or of the Building will terminate this Lease without liability of Landlord to Tenant.

32. Condemnation.

A. As used in this Lease, “condemn” is coextensive with the phrase “right of eminent domain”, i.e., the right of people or government to take property for government or public use, and will| include the intention to condemn expressed in writing as well as the filing of any action or proceeding for condemnation.

B. If any action or proceeding is commenced for the condemnation of the Building or any part thereof, or if Landlord is advised in writing by any agency, entity or body having the right or power of condemnation of its intention to condemn the same, then Landlord may:

(i) Without any obligation or liability to Tenant, and without affecting the validity and existence of this Lease other than as hereinafter provided, agree to sell or convey to the condemnor the part or portion of the Premises or Building sought by the condemnor free from this Lease and the rights of Tenant hereunder. Such agreement may be made without first requiring that any action or proceeding be instituted, or if such action or proceeding will have been instituted, without requiring any trial or hearing thereof, and Landlord is expressly empowered to stipulate to judgment therein.

(ii) Terminate this Lease and all rights of Tenant hereunder.

(iii) Continue this Lease in full force and effect, provided that such condemnation does not result in a taking of the Premises. If this Lease continues in full force and effect and by reason of the condemnation an alteration of the Building is required, and such alteration materially interferes with Tenant’s business in the Premises, then Tenant will be entitled to a reasonable abatement in Rent during the period of such modification or alteration to the extent such work interferes with Tenant’s business.

C. If a portion of the Premises is permanently condemned and taken, and such condemnation and taking materially affects Tenant’s business in the Premises, then Tenant will have the option of either terminating all of its obligations under this Lease or continuing this Lease in full force and effect with respect to such portion of the Premises not taken. In such latter event, Rent for the remainder of the Term will be reduced in the proportion which the rentable square footage of the Premises taken bears to the total rentable square footage of the original Premises.

D. If, as a result of any such condemnation proceedings, a leasehold interest or right of possession only is so condemned or taken for a period of time less than the then unexpired Term of this Lease, this Lease will continue in full force and effect and any condemnation award will be payable to Landlord and will be credited by Landlord against the Rent payable by Tenant for said period. If the amount received by Landlord is in excess of said Rent, Tenant will be entitled to receive such excess, and, if the amount so received by Landlord is less than said Rent, then Tenant will pay the amount of such deficiency to Landlord, if such condemnation is for a period of time extending beyond the expiration of the Term of this Lease, the foregoing provisions will apply only up to the date of expiration of the Term. Upon said expiration, Landlord will receive all awards thereafter payable, and no accounting will be made to Tenant for such period extending beyond said expiration.

E. All compensation and damages awarded for the taking of the Premises, Building, or any portion or portions thereof, will, except as otherwise herein provided, belong to and be the sole property of Landlord, and Tenant will not have any claim or be entitled to any award for diminution in value of its leasehold interest hereunder or for the value of any unexpired Term of this Lease; provided, however, Tenant will be entitled to any separate award that may be made for the taking of or damage to, or on account of any cost or damage Tenant may sustain in the removal of, Tenant’s merchandise, fixtures, trade fixtures, equipment and furnishings.

F. If this Lease is terminated, in whole or in part, under this paragraph, all Rent and other charges payable by Tenant to Landlord hereunder and attributable to the Premises taken will be paid up to the date upon which actual physical possession will be taken by the condemnor, and the parties will thereupon be released from all further liability in relation thereto.

33. Subordination to Encumbrances

This Lease, and the leasehold estate created hereby, is at all times subject to and subordinate to any lien or encumbrance, and replacements thereof, in any amount whatsoever now existing or hereafter placed on or against the Building or any part thereof, or against Landlord’s interest or estate therein, without the necessity of having further instruments executed on the part of Tenant to effectuate such subordination. However, Landlord or any lender may elect to make this Lease prior and superior to any lien and encumbrance placed or to be placed by Landlord upon or against the Premises or Building, or any part thereof, which election will, of and by itself and without further notice to or act or agreement of Tenant, make this Lease and the estate created hereby prior and superior to any lien or encumbrance, whether presently existing or hereinafter created. Notwithstanding the foregoing, Tenant covenants and agrees to execute and deliver upon demand such further instrument evidencing such superiority or subordination of this Lease to such liens or encumbrances as may be required by Landlord or any lender. Tenant hereby irrevocably appoints Landlord its attorney-in-fact to execute and deliver any instrument or instruments for or in the name of Tenant to effectuate such actions. In the event of foreclosure or exercise of any power of sale under any lien or encumbrance superior to this Lease or to which this Lease is subject or subordinate, Tenant will, upon demand, attorn to the purchaser any foreclosure sale or pursuant to the exercise of any power of sale, in which event this Lease will not terminate, and Tenant will automatically be and become the Tenant of said purchaser upon the same terms, covenants and conditions as are contained in this Lease. In the event of attornment, no lender shall be: (i) liable for any act or omission of Landlord, or subject to any offsets or defenses which Tenant might have against Landlord (prior to such lender becoming Landlord under such attornment), (ii) liable for any security deposit or bound by any prepaid Rent not actually received by lender, or (iii) bound by any future modifications of this Lease not consented to by such lender. If, in connection with Landlord’s obtaining financing for the Building, the lender requests reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or defer its consent thereto, provided that such modifications do not increase the obligations of Tenant hereunder or materially adversely affect the leasehold interest hereby created or Tenant’s rights hereunder. In the event of any default on the part of Landlord, Tenant will file notice by registered or certified mail to any beneficiary of a deed of trust or mortgagee under a mortgage covering the Property or the Building whose address has been disclosed Tenant, and offer such beneficiary or mortgagee a reasonable opportunity to cure the default, not less than thirty (30) days in any event, including time to obtain possession of the Property or the Building by power of sale or a judicial foreclosure, if such should prove necessary to effect a cure. Tenant shall execute such documentation as Landlord may reasonably request from time to time, in order to confirm the matters set forth in this paragraph in recordable form.

34. Relocation.

Landlord shall have the right, at its option upon not less than sixty (60) days prior written notice to Tenant, to relocate Tenant and to substitute for the Premises described above other space in the Building containing at least as much contiguous rentable area as the Premises described in Section 1A above. The relocation premises will be located on the same or higher floor in the Building and shall contain improvements that are at least substantially the same in quantity and quality as the Premises. If Tenant is already in occupancy of the Premises, then Landlord shall approve in advance the relocation expenses for purposes of reimbursement for Tenant’s reasonable’ moving, build out, electrical services and telephone relocation expenses (including building a server room and associated cabling), so as to create in the new space in a substantially similar space build out and operation as exists in the Premises and for reasonable quantities of new stationery and business cards upon submission to Landlord of receipts for such expenditures incurred by Tenant. The relocation premises will then become the Premises hereunder and the Rent and other sums payable hereunder will be adjusted, if necessary, to reflect any increase or decrease in the square footage of the Premises, provided, however, that if the relocation occurs during the initial Term then Rent will not be increased and further provided that if the relocation occurs during the first renewal term, then Rent will not be increased unless the increase in square footage results in additional built-out offices (as opposed to common areas such as reception areas or corridors) and is utilized by Tenant. Notwithstanding the foregoing, if Tenant is unwilling to accept any relocation premises proposed by Landlord, Tenant may terminate this Lease upon written notice to Landlord delivered within ten days following the date Tenant receives Landlord’s notice as set forth above. In the event of such termination, Tenant will vacate the Premises within sixty (60) days following the date written notice of termination is delivered to Landlord and, in such event, this Lease will be terminated on the date the Premises are vacated and possession thereof is returned to Landlord.

35. Communications and Computer Lines.

A. Tenant shall not alter, modify, add to or disturb any telecommunications wiring or cabling not exclusively located within the Premise or elsewhere in the Building without Landlord’s prior written consent. Landlord shall provide and maintain, at no expense to Tenant (other than as an item of Direct Expenses), telephone riser space in the Building core adequate to accommodate the telecommunications needs of a general office tenant and lines and conduit in Building risers or pathways that provide a continuous connection of intrabuilding telecommunications cabling from a distribution frame located in an access controlled area on the floor of the Premises (the “IDF”) to the main telecommunications demarcation point located in the ground or basement level floors of the Building (the “MPOE”); provided, however, Landlord shall have no obligation (and Tenant shall have no right) to increase the capacity of the existing telecommunications riser and distribution facilities and/or cabling in the Building. By its acceptance of possession of the Premises, Tenant shall be deemed to have agreed that the existing number and type of lines serving the Premises is adequate for Tenant’s occupancy. The number and type of lines presently allocated to Tenant at the IDF shall not be increased or added to without the prior written consent of Landlord. Any and all telecommunications equipment and cabling serving Tenant and the Premises and connecting to or from the IDF shall be located solely in the Premises, and Tenant shall only be permitted to access the IDF, with the Prior written consent of Landlord and for purposes of confirming interconnection with the Building’s riser facilities. Only Landlord and/or Landlord’s approved installers are authorized to install and/or connect additional telecom lines (including, voice, data, video, cable and other) from the MPOE and/or the IDF to the Premises, and such work shall be at Tenant’s expense. Tenant shall maintain and repair all telecommunication cabling and wiring within or exclusively serving the Premises. Tenant shall be liable to Landlord for any damage to the telecommunications cabling and wiring in the Building due to the act (negligent or otherwise) of Tenant or any employee, agent or contractor of Tenant. Tenant hereby waives any claim against Landlord for any damages if Tenant’s telecommunications services and/or equipment are in any way interrupted, damaged or otherwise interfered with, except to the extent caused by the gross negligence or willful or criminal misconduct of Landlord, its agents or employees; provided that in no event shall any such interruption, damage or interference entitle Tenant to any consequential damages (including damages for loss of business) or relieve Tenant of any of its obligations under this Lease. Landlord reserves the right to limit the number of local exchange carriers and competitive alternative telecommunications providers (collectively “TSPs”) having access to the Building’s riser system and infrastructure, and Landlord reserves the right to charge TSPs for the use of Landlord’s telecommunications riser system and infrastructure; provided, however, in all cases, Landlord will provide Building and riser access to at least one TSP for dial tone telecommunications service to tenants of the Building.

B. Tenant may, in a manner consistent with the provisions and requirements of this Lease, including subparagraph A above, install, maintain, replace, remove or use any communications or computer wires, cable and related devices (collectively the “Lines”) in or serving the Premises, provided: (a) Tenant obtains Landlord’s prior written consent, which consent may be conditioned as required by Landlord, (b) if Tenant at any time uses any equipment that may create an electromagnetic field exceeding the normal insulation ratings of ordinary twisted pair riser cable or cause radiation higher than normal background radiation, the Lines therefor (including riser cables) must be appropriately insulated to prevent such excessive electromagnetic fields or radiation, (c) Tenant may not install “mini” satellite dishes (e.g., Direct TV) in the Premises, and (d) Tenant will pay all costs in connection therewith. Landlord reserves the right to require that Tenant remove any Lines which are installed in violation of these provisions.

C. Landlord may, but is not obligated to: (i) install new Lines in the Building, and (ii) create additional space for Lines in the Building, and adopt reasonable and uniform rules and regulations with respect to the Lines.

D. Tenant may not, without the prior written consent of Landlord in each instance, grant to any third party a security interest or lien in or on the Lines, and any such security interest or lien granted without Landlord’s written consent is null and void. Except to the extent arising from the intentional or negligent acts of Landlord or Landlord’s agents or employees, Landlord has no liability for damages arising from, and Landlord does not warrant that Tenant’s use of any Lines will be free from the following (collectively called “Line Problems’): (x) any eavesdropping or wire-tapping by unauthorized parties, (y) any failure of any Lines to satisfy Tenant’s requirements, or (z) any shortages, failures, variations, interruptions, disconnections, loss or damage caused by the installation, maintenance, replacement, use or removal of Lines by or for other tenants or occupants at the Property. Under no circumstances will any Line Problems be deemed an actual or constructive eviction of Tenant, render Landlord liable to Tenant for abatement of Rent, or relieve Tenant from performance of Tenant’s obligations under this Lease. Landlord will in no event be liable for damages by reason of loss of profits, business interruption or other consequential damage arising from any Line Problems.

E. Upon the expiration or earlier termination of this Lease, Tenant shall remove, at its sole cost and expense (and by installers approved by Landlord), all telecommunications lines and cabling within the Premises and/or exclusively serving the Premises.

F. Tenant releases Landlord and waives any and all claims for damages, losses and expenses against Landlord arising from or relating to any interruption or failure to furnish or maintain telecommunications services; no interruption of telecommunication service shall constitute a constructive eviction or entitle Tenant to an abatement of Rent

36. Effect of Exercise of or Failure to Exercise Privilege.

Neither the exercise of nor the failure to exercise any right, option, or privilege hereunder by Landlord or Tenant will exclude such party from exercising any and all other rights, options, or privileges hereunder at any other time, nor will such exercise or nonexercise relieve Landlord or Tenant from their obligation to perform each and every term, covenant and condition to be performed hereunder, or from damages or other remedy for failure to perform or meet their obligations under this Lease.

37. Waiver.

The waiver by Landlord or Tenant of any performance or breach of any term, covenant or condition contained herein will not be deemed to be a waiver of such term, covenant or condition, or of any subsequent or continuing breach of the same, or of any other term, covenant or condition contained herein. Nor will any custom or practice that may arise between the parties in the administration of the provisions of this Lease be deemed a waiver of, or in any way affect, the right of Landlord or Tenant to insist upon the performance by the other party hereto in strict accordance with the provisions of this Lease. The subsequent acceptance of Rent hereunder by Landlord will not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease other than Tenant’s breach in failing to pay the particular Rent so accepted regardless of Landlord’s knowledge of such additional preceding breach at the time of the acceptance of such Rent.

38. Labor Relations.

Tenant will conduct its labor relations and its relations with its employees so as to attempt to avoid all strikes, picketing, and boycotts of, on, or about the Premises or the Building. If any of Tenant’s employees strike or if a picket line or a boycott is established, conducted or carried out against Tenant or its employees, or any of them, Tenant, on Landlord’s request, will forthwith cease operations in and upon the Premises and remain closed until all disputes are settled. This does not apply to random boycotts or demonstrations not related to Tenants employees or Tenants business activities.

39. Notices.

All notices under this Lease will be in writing personally delivered or sent by United States certified or registered mail, postage prepaid, return receipt requested, or overnight courier, and addressed: if to Tenant, at the Premises, or at such other address as Tenant may from time to time designate by giving notice thereof to Landlord under this paragraph; and if to Landlord, at the Building office, or at such other address as Landlord may from time to time designate by giving notice thereof to Tenant under this paragraph. Mailed notice will be deemed given 48 hours after the date of postmark. For the purpose of serving notices under California Code of Civil Procedure Section 1161, et seq., Tenant reaffirms the representations made in Section 1.I. above.

40. Entire Agreement; Amendments.

This Lease represents the entire agreement of the parties with respect to the parties’ rights and duties under this Lease, and no promises or representations, express or implied, whether written or oral, not set forth herein will be binding upon or inure to the benefit of Landlord or Tenant. Tenant acknowledges that neither Landlord nor any authorized representative of Landlord, or any other person purporting to act on Landlord’s behalf, has made any representation, warranty, or statement with respect to the amount of taxes that may or will be assessed against the Premises, the cost of any insurance required to be maintained by Tenant hereunder, or any other matter relating to this Lease that is not expressly covered in this Lease. With respect to such matters, Tenant is relying upon its own independent investigation and sources of information, and Tenant expressly waives any right Tenant might otherwise have to rescind this Lease or to claim damages by reason of Tenant’s misunderstanding or mistake. This Lease will not be amended or modified by any oral agreement, either express or implied; all amendments and modifications hereof will be in writing and signed by both Landlord and Tenant.

41. Landmark.

Tenant acknowledges that the Building has been declared a Historical Landmark in the City and County of San Francisco, and agrees to be bound by all of the applicable rules and regulations related thereto.

42. Light and Air.

Tenant covenants and agrees that no diminution of light, air or view by any structure which may hereafter be erected (whether or not by Landlord) will entitle Tenant to any reduction of Rent hereunder, result in any liability of Landlord to Tenant, or in any other way affect this Lease.

43. Auctions and Signs.

Tenant will not conduct any auctions in, upon, or from the Premises, affix any signs, awnings, notices, or other advertising matter to the Premises, or issue or circulate any advertising matter in the Building without the prior written consent of Landlord. The design and character of any such signs, awnings, notices, or other advertising matter will also be subject to Landlord’s prior written approval.

44. Execution, Recordation.

Submission of instrument for examination or signature by Tenant does not constitute a reservation of an option for a lease, and this instrument will not be effective as a lease or otherwise until execution and delivery by both Landlord and Tenant. Tenant will not record this Lease or any memorandum of this Lease.

45. Tenant’s Authority.

If Tenant is a corporation, partnership, trust, association, or other entity, Tenant and each person executing this Lease on behalf of Tenant hereby covenant and warrant that (i) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment, or formation; (ii) Tenant has and is duly qualified to do business in California; (iii) Tenant has full corporate, partnership, trust, association, or other appropriate power and authority to enter into this Lease and to perform all of Tenant’s obligations hereunder; (iv) each person (and all persons if more than one signs) signing this Lease on behalf of Tenant is duly and validly authorized to do so; and (v) when executed by both parties, this Lease and all of terms and conditions contained herein will be binding and enforceable against Tenant.

46. Limitation of Tenant’s Remedies.

If Tenant obtains a judgment against Landlord, Tenant agrees to look solely to Landlord’s interest in the Building for recovery.

47. Time and Applicable Law.

Time is of the essence of this Lease and each and all of its provisions. This Lease will be construed and interpreted in accordance with the laws of the State of California. Tenant, Landlord and any Guarantor, consent to the exclusive jurisdiction of any federal or state court located within the City and County of San Francisco, California and any other court in which Landlord may initiate equitable or legal proceedings which has subject matter jurisdiction over the matter in controversy. Tenant waives any right to remove a state court action to federal court on ground of diversity of citizenship and consents to remand any action filed in federal court to the California state superior court. Tenant waives any objection of forum non conveniens and venue. Tenant, and any guarantor, waives personal service of process and consents to service of process being made in the same manner as notices are given.

48. Name.

Tenant will not use the name of the Building for any purpose other than as the address of the business conducted by Tenant in the Premises.

49. Provisions are Covenants and Conditions.

All provisions, whether set forth herein as covenants or conditions on the part of Tenant are deemed both covenants and conditions.

50. Severability.

The unenforceability, invalidity, or illegality of any provision of this Lease, for any reason, will not render its other provisions unenforceable, invalid, or illegal, in such an event, this Lease will be equitably construed as if it did not contain the invalid, illegal, or unenforceable provision to the extent permitted by applicable law, it being the intent of the parties that this Lease will be enforced to the greatest extent possible.

51. Captions.

The table of contents and the headings to the paragraphs of this Lease are for convenience only, are not part of this Lease, and will have no effect on the construction or interpretation hereof.

52. Successors.

This Lease, subject to the provisions as to assignment and sublease, apply to, inure to the benefit of, and bind the heirs, successors, administrators, executors, and assigns of the parties hereto.

53. Relationship of Parties.

Neither anything contained in this Lease nor any acts of the parties will be construed to create any relationship between the parties other than that of Landlord and Tenant.

54. Temporary Space.

Subject to timely execution of this Lease, Landlord will make all reasonable efforts to deliver the Premises to Tenant so as to allow Tenant to move-in to the Premises on October 10, 2008. If the Premises are not ready for occupancy within thirty (30) days of the estimated completion date in Exhibit B, then Landlord will provide Tenant with temporary space in the Building, if such space is available, to be used and occupied by Tenant. Tenant shall occupy the Temporary Space free of base rent, and shall be responsible only for utilities and other similar costs, until such time as possession of the Premises is delivered to Tenant.

55. Brokers.

Tenant warrants and represents to Landlord that it has had no dealings with any real estate broker or agent or any other party who could be entitled to a commission or finder’s fee in connection with the negotiation of this lease, except as set forth in paragraph 1.L. above. There is no real estate brokerage other than what Landlord is paying Grubb & Ellis by separate agreement, provided, however, that such commission paid by Landlord to Grubb & Ellis shall include an amount equal to $1.50 per square foot per Lease year, not to exceed a total of $10.00 per square foot, which Grubb & Ellis shall pay to Tenant’s broker one-half upon full execution of the Lease documents and one-half on the earlier of occupancy or Lease commencement. Grubb & Ellis will hold Landlord harmless from any claim by Tenant’s broker.

56. Interpretation.

The parties acknowledge that each party has reviewed and revised, and has been provided the opportunity of its respective counsel to review and revise, this Lease, and no rule of construction to the effect that any ambiguities are to be resolved against the drafting party may be employed in the interpretation or construction of this Lease, or any amendments or exhibits hereto, or any other document executed and delivered by either party in connection herewith.

57. Force Majeure.

Except as may be otherwise specifically provided herein, time periods for performance under this Lease not involving the payment of money will be extended for periods of time during which the nonperforming party’s performance is prevented due to circumstances beyond the party’s control, including, without limitation, strikes, embargoes, governmental regulations, inability to obtain permits, acts of God, war or other strife. Tenant waives its right to terminate this Lease under Section 1932(I) of the

California Civil Code or under any similar law, statute or ordinance now or hereafter in effect.

58. Asbestos.

Tenant acknowledges that it has been expressly disclosed to Tenant by Landlord’s Managing Agent that the Building and the Premises contain asbestos-containing materials (“ACM”). The acknowledgment by Tenant of the ACM does not in any manner impose any liability or responsibility on Tenant for removal, treatment or abatement of such ACM or any responsibility whatsoever regarding such ACM provided, however, that Tenant shall comply with all applicable laws and regulations in connection with any work in the Premises including, but not limited to, work which requires entry into the ceiling and Exhibit F.

59. Accuracy of Tenant Information.

Tenant represents and warrants that all information which Tenant has provided to Landlord prior to execution of this Lease is true and complete in all material respects; tenant further represents and warrants that all information provided to Landlord by Tenant during the Term of the Lease shall be true and correct in all material respects.

60. Counterparts.

This Lease may be executed in counterparts.

61. Building Security.

Keycards are required to control after-hours access to the Building and the Building elevators. During the early occupancy of Premises, Landlord will provide to Tenant as many keycards for Tenant’s employees as Tenant requests, up to seventy (70). After Landlord has provided seventy (70) employee keycards to Tenant, any reissues, exchanges, or lost cards are subject to standard charges. Landlord will make additional keycards for employees available to Tenant for purchase should Tenant require them. All keycards are to be returned no later than Lease Termination or standard lost card charges apply.

Executed as of the date first above written.

LANDLORD:	100 BUSH CORPORATION

	By:	/s/ [Illegible]
	Its:	General Manager

TENANT:	XOOM CORPORATION

	By:	/s/ John Kunze
	Its:	CEO
(Chairman, President or Vice President)

	By:	/s/ Ryno Blignaut
	Its:	CFO
(Secretary or Chief Financial Officer)

FIRST AMENDMENT TO LEASE

I.	PARTIES AND DATE

This First Amendment to Lease (“Amendment”) dated October 11, 2011, is by and between 100 Bush Corporation, a California corporation (“Landlord”), and Xoom Corporation, a California corporation (“Tenant”).

II.	RECITALS

Landlord and Tenant are parties to a lease dated August 15, 2008 (“Lease”), for the premises (“Premises”) located at 100 Bush Street, Suite 300, California, in the property commonly known as The Shell Building, San Francisco, CA 94104.

III.	RELEASE

In consideration of Landlord’s agreements set forth in this Amendment, Tenant and Landlord each represent that the other has not failed to perform, and is not in any respect in default in the performance of any of its obligations under the Lease as of the date of execution hereof.

IV.	GENERAL

1.	Effects of Amendments. Except to the extent the Lease is modified by this Amendment, the remaining terms and provisions of the Lease shall remain unmodified and in full force and effect.

2.	Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant with respect to its subject matter and can be changed only by an instrument in writing signed by Landlord and Tenant.

3.	Counterparts. If this Amendment is executed in counterparts, each counterpart shall be deemed an original.

4.	Defined Terms. All words commencing with initial capital letters in this Amendment and not defined in this Amendment, but defined in the Lease, shall have the same meaning in this Amendment as in the Lease.

5.	Corporate and Partnership Authority. If Tenant is a corporation or partnership, or is comprised of either or both of them, each individual executing this Amendment for the corporation or partnership represents that he or she is duly authorized to execute and deliver this Amendment for the corporation or partnership and that this Amendment is binding upon the corporation or partnership in accordance with its terms.

6.	Attorneys’ Fees. In the event that either Landlord or Tenant shall institute any action or proceeding against the other relating to the provisions of this Amendment or the Lease or any default thereunder, the party not prevailing in such action or proceeding shall reimburse the prevailing party for its actual attorneys’ fees and all fees, costs and expenses incurred in connection with such action or proceedings including, without limitation, any post-judgment fees, costs or expenses incurred on any appeal or in collection of any judgment.

V.	MODIFICATIONS

Landlord and Tenant hereby agree that the Lease is hereby modified under the following terms and conditions:

A. Extended Term.

The term of the Lease will be extended (“Extended Term”) to include the thirty-six (36) month, three (3) week period commencing on October 10, 2013

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(“Commencement Date”), and terminating on October 31, 2016 (“Termination Date”).

B.	Base Monthly Rental during Extended Term.

$31.50 per rentable square root of Premises per annum or $30,610.13 per month ($2.63 per rentable square foot per month).

C.	Additional Rental.

The building was re-measured in 2009 according to BOMA standards. The revised size of the Premises shall be 11,661 rentable square feet. 5.447% of the increase in “Direct Expenses” and 5.212% of the increase in “Direct Tax Expenses” (as Paragraphs 5D, 5E and 5F of the Lease define those terms) of the Building over said expenses in the calendar year 2008 (the “Base Year”). The percentage for Direct Expenses is the rentable square feet of the Premises dividend by the Building rentable square footage of 214,095 and for Direct Tax Expenses is the rentable square feet of the Premises divided by the Building Total Market Rentable Square Footage of 223,722. Landlord may recalculate this percentage from time to time to reflect reconfigurations, additions or modifications to the Building.

D.	Rent.

Base Monthly Rental, Additional Rental, and all other charges payable by Tenant to Landlord.

E.	Security Deposit.

Security Deposit shall be reduced to three months’ Base Monthly Rental, being the sum of $91,830.38. The remainder amount of $88,664.62 from the current Security Deposit shall be credited to Tenant’s account.

F.	Tenant Improvements.

Tenant accepts the Premises as-is.

G.	Renewal Option.

Tenant shall have no further option to renew.

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LANDLORD:		TENANT:

100 Bush Corporation,		Xoom Corporation,
a California Corporation		a California corporation

By:	/s/ [Illegible]	By:	/s/ John Kunze
Its:	President	Its:	CEO

		By:	/s/ Ryno Blignaut
		Its:	CFO

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